Exhibit 2.3

ASSET AND EQUITY PURCHASE AGREEMENT

THIS ASSET AND EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 31st day of August 2012 (“Effective Date”), among American Addiction Centers, Inc. f/k/a Forterus, Inc., a Nevada corporation (“Buyer”), AJG Solutions, Inc., a Florida corporation (“AJG”), Member Assistance Solutions, LLC, a Florida limited liability company (“MAS”), James D. Bevell, Jr., an individual resident of Florida (“Bevell”), and Michael Blackburn, an individual resident of Rhode Island (“Blackburn”), (each of AJG, MAS, Bevell and Blackburn individually are sometimes referred to herein as a “Seller” and collectively, the “Sellers”). The Sellers and the Companies (as defined below) are sometimes referred to herein collectively as the “Selling Parties.”

WHEREAS, Bevell and Blackburn currently own one hundred percent (100%) of the issued and outstanding capital stock of AJG and one hundred percent (100%) of the issued and outstanding membership interests of B&B Holdings Intl, LLC, a Florida limited liability company (“B&B”) and MAS; and

WHEREAS, B&B owns one hundred percent (100%) of the issued and outstanding membership interests of Treatment Solutions of Central New Jersey, LLC, a New Jersey limited liability company (“Central NJ”). Singer Island Recovery Center, LLC, a Florida limited liability company (“Singer Island”). Island Supportive Housing, LLC, a Florida limited liability company (“Island Housing”), and Treatment Solutions of Southeastern Pennsylvania, LLC, a Pennsylvania limited liability company (“Southeastern PA”) and Central NJ owns one hundred percent (100%) of the outstanding membership interests of Leading Edge Recovery Center, LLC, a New Jersey limited liability company (“Leading Edge”), The Heights Supportive Housing, LLC, a New Jersey limited liability company (“Heights Housing”) and Hamilton Medically Assisted Treatment Associates, LLC, a New Jersey limited liability company (“Hamilton MA”); and Southeastern PA owns one hundred percent (100%) of the issued and outstanding membership interests of Recovery Made Simple, LLC, a Pennsylvania limited liability company (“RMS”) (B&B, Central NJ, Singer Island, Island Housing, Southeastern PA, Leading Edge, Heights Housing, Hamilton MA and RMS are sometimes referred to herein as a “Company” and collectively as the “Companies”);

WHEREAS, AJG, B&B and its subsidiaries, and MAS are engaged in the business of (i) the ownership and operation of facilities and centers that provide treatment for drug or alcohol addiction or dependency, and (ii) providing referral services for addiction treatment centers and services as presently conducted by the Selling Parties (the “Business”); and

WHEREAS, each of AJG and MAS desires to sell to Buyer at the Closing (as defined in Section 4.1 below), and Buyer desires to purchase from AJG and MAS certain assets used by them in connection with the Business, as more Hilly described herein, upon and subject to the terms and conditions contained in this Agreement (AJG and MAS are sometimes referred to herein, individually, as an “Asset Seller” and collectively as the “Asset Sellers”); and

WHEREAS, Bevell and Blackburn desire to sell to Buyer at the Closing, and Buyer desires to purchase from Bevell and Blackburn all of the membership interests in B&B for the consideration and upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the premises and of the mutual representations, warranties and covenants that arc made and to be performed by the respective parties, it is agreed as follows:

ARTICLE 1.

PURCHASE AND SALE OF ASSETS

Section 1.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, the Asset Sellers shall sell, transfer, convey, assign and deliver to Buyer and Buyer shall purchase, acquire and accept from the Asset Sellers, effective as of 12:01 a.m. on the Closing Date (as defined in Section 4.1 below) (the “Effective Time”), all of the right, title and interest of the Asset Sellers in and to the following assets, free and clear of all obligations, security interests, liens and encumbrances, wherever located, as of the Effective Date (collectively, the “Assets”):

(a) all personal property, plant, furniture, fixtures, equipment, machinery, instruments and supplies owned by the Asset Sellers and used in the operation of the Business. A current complete list is set forth on Schedule 1.1 (a);

(b) all inventories, including supplies, work-in-process, spare parts and finished goods;

(c) all prepaid expenses, prepaid insurance, deposits and other similar items to the extent related to the operation of the Business;

(d) all of the rights of the Asset Sellers in and under leases set forth on Schedule 5.9. contracts set forth on Schedule 5.19. know-how, licenses, purchase and sale orders, quotations and other agreements to which either Asset Seller is a party;

(e) all operating data and records of each Asset Seller, including books, records, sales and sales promotional data, advertising materials, customer lists, credit information, cost and pricing information, supplier lists, business plans, reference catalogs, and computer programs and electronic data processing software related to any of the foregoing items, except that minute books and corporate records, tax returns and litigation files of the Asset Sellers along with the other records described in Section 1.2 shall not be included in the Assets;

(f) all engineering and production designs, drawings, plans, blue prints, formulae, source code, technology, trade secrets, technical information, process technology, confidential information, know-how and other similar data of the Asset Sellers;

(g) all patents, patent applications, inventions and discoveries that may be patentable, registered and unregistered trademarks listed on Schedule 1.1(g), the names listed on Schedule Life), all fictional business names, trade names, service marks, registered user entries, copyrights in both published works and unpublished works and all right, title and interest of the Asset Sellers in any application for any of the foregoing, and all claims and causes of action relating to any of the foregoing, including claims and causes of action for past infringement as set forth on Schedule 1.1 (g) (collectively “Intellectual Property Assets”);

(h) all the right, title and interest of the Asset Sellers in, to and under all websites, domain names, email addresses and similar assets related to the operation of the Business, including, but not limited to all URLs of the Sellers listed on Schedule 1.1 (h), except for those listed on Schedule 1.2(g);

(i) all the right, title and interest of the Asset Sellers in, to and under all telephone numbers, including all extensions thereto, used in the operation of the Business;

(j) all accounts receivable of the Asset Sellers;

(k) subject to applicable laws and regulations, all transferable licenses, permits, certificates, franchises, approvals and other governmental or regulatory authorizations necessary for or incident to the ownership and operation of the Business; and

(l) all goodwill of the Asset Sellers relating to, attributable to or arising from the Assets or the Business, subject to the rights of AJG under the License Agreement (as defined in Section 4.2(a)(ix) below).

Section 1.2 Excluded Assets. Notwithstanding anything else contained herein, the following assets are excluded from the Assets being acquired by or transferred to Buyer at the Closing (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents of the Asset Sellers;

(b) all minute books and corporate and stock records (including any shares of the Asset Sellers held in treasury), personnel records, tax returns, litigation files, or any other records that the Asset Sellers are required by law to retain in its possession;

(c) any right, title or interest of the Asset Sellers in any Federal, state, local or foreign Tax refunds (and any income with respect thereto), Tax benefits, or other governmental charges;

(d) any insurance policies of the Asset Sellers;

(e) any rights under this Agreement or any other document entered into with Buyer;

(f) any contract or permit not assignable by its terms;

(g) the registered and unregistered trademarks, the names, websites, domain names and URLs owned by the Asset Sellers and listed on Schedule 1.2(g); and

(h) any other item set forth on Schedule 1.2 attached hereto and made a part hereof.

Section 1.3 Assumption of Liabilities. Except as set forth on Schedule 1.3 hereto and made a part hereof, or otherwise set forth in this Agreement, Buyer will not assume any debts, liabilities, obligations, expenses, taxes, contracts or commitments of the Asset Sellers of any kind, character or description, whether accrued, absolute, contingent or otherwise, no matter whether arising before or after the Closing, and whether or not reflected or reserved against in the financial statements, books of accounts or records of the Asset Sellers. The Asset Sellers will retain all liabilities directly or indirectly arising out of or related to the ownership and operation of the Assets and the Business before or on the date of the Closing, and directly or indirectly arising out of or related to the ownership and operation of the Excluded Assets before, on or after the Closing. Each Asset Seller will indemnify Buyer against and hold it harmless from any such obligations and liabilities not assumed by Buyer in accordance with, and subject to, the provisions of Article 11 herein. The liabilities and obligations set forth on Schedule 1.3 are herein referred to as the “Assumed Liabilities.”

Section 1.4 Assignment of Contracts. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign, and the Assets shall not include, any claim, contract, instrument, agreement, license, lease, commitment, sales order, purchase order or any claim or right, or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer or a Seller thereunder. Each Seller will use its good faith efforts to obtain the consent of any and all third parties to the assignment of any such contract or agreement prior to the Closing. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect such rights, each Seller will cooperate with Buyer (but shall not be obligated to incur any expenses in such efforts) in any arrangement designed to provide for Buyer the benefits under any such claims, contracts, instruments, agreements, licenses, leases, commitments, sales orders or purchase orders, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Buyer or a Seller against a third party thereto arising out of a breach or cancellation by such third party or otherwise; and any transfer or assignment to Buyer of any property or property rights or any contract or agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

ARTICLE 2.

SALE AND TRANSFER OF MEMBERSHIP INTERESTS

Section 2.1 Sale and Transfer of Membership Interests. Subject to the terms and conditions of this Agreement, Bevell and Blackburn will sell and transfer to Buyer one hundred percent (100%) of the membership units in B&B, (such membership units being referred to herein as the “Membership Interests”), and Buyer will purchase such Membership Interests from Bevell and Blackburn, respectively.

ARTICLE 3.

CONSIDERATION

Section 3.1 Purchase Price.

(a) The Purchase Price for the Assets and the Membership Interests, in the aggregate, is Nine Million Three Hundred Thirty Thousand Dollars ($9,330,000) (“Cash Portion”) and an aggregate of 888,868 shares of Buyer’s common stock (the “Shares,” also referred to herein as the “Equity Portion”), with each of the Cash Portion and Equity Portion being subject to adjustment as described in Section 3.2 below. Of the Equity Portion, 662,452 shares shall be equal to eight percent (8%) of the issued and outstanding capital stock of Buyer on the date hereof, on a fully-diluted basis but assuming the stock currently held by Charles Anderson is fully purchased by Buyer under the Stock Purchase Agreement dated November 19, 2010.

(b) The Cash Portion shall be paid as follows:

(i) $2,500,000.00 shall be paid in cash at Closing as follows:

(A) $199,999.00 to AJG in consideration for the Assets being purchased from AJG;

(B) $1.00 to MAS in consideration for the Assets being purchased from MAS;

(C) $1,449,000,00 to Bevell in consideration for his sixty-three percent (63%) ownership in the Membership Interests; and

(D) $851,000.00 to Blackburn in consideration for his thirty-seven percent (37%) ownership in the Membership Interests.

(ii) $6,230,000 shall be paid pursuant to a subordinated promissory notes issued to (A) Bevell in the principal amount of $3,170,000 and (B) to Blackburn in the principal amount of $3,060,000, each in the form of Exhibit B-l attached hereto (collectively, the “Promissory Note”), with $2,230,000 paid in monthly installments over 36 months from the date of the Closing (“Maturity Date”), bearing interest at 5% per annum and $4,000,000 (subject to adjustment as set forth in Section 3.2 below) being paid in a balloon payment on the Maturity Date, bearing interest at 3.125% per annum (“Balloon Payment”).

(iii) $600,000 shall be paid pursuant to a subordinated promissory note issued to Blackburn, payable in six (6) monthly installments of $100,000 each and bearing interest at 3.125% per annum, in the form of Exhibit B-2 attached hereto (the “Blackburn Note”).

(c) The Equity Portion shall be delivered as follows:

(i) Stock certificates evidencing 662,452 shares of Common Stock registered in Bevell’s name; and

(ii) Stock certificates evidencing an aggregate of 226,416 shares of Common Stock registered in Bevell’s name (as such, the “Restricted Shares”) shall be retained by Buyer and shall be subject to forfeiture as provided in Section 3.2 below. The stock certificates evidencing the Restricted Shares shall bear a legend stating that such shares of Common Stock are subject to forfeiture as provided in this Agreement (in addition to the legends required under Section 8.2 below), that the record holder shall abstain from voting on all matters to be voted on by stockholders of the Buyer prior to the Maturity Date, and that all cash dividends (if any) payable on the Restricted Shares prior to the Maturity Date shall be retained by Buyer and not payable to the registered holder of the Restricted Shares.

Section 3.2 Purchase Price Adjustment.

(a) Bevell and Blackburn shall be reimbursed for up to $50,000 in the aggregate for pass through tax allocations from 2011.

(b) At the Maturity Date, the Purchase Price shall be subject to adjustment as follows:

(i) If the TSN Persons (as defined below), on a combined basis, fail to admit an average of over 1,200 patients per year during the period between the Closing and the Maturity Date with a minimum average revenue of $15,000 per admission (“Threshold I”), the Balloon Payment shall be reduced by $1,500,000 (as provided in the respective Promissory Note), and all the Restricted Shares shall be forfeited to Buyer;

(ii) If the TSN Persons, on a combined basis, meet Threshold I but fail to admit an average of over 1,400 patients per year during the period between the Closing and the Maturity Date with a minimum average revenue of $15,000 per admission (“Threshold II”), the Balloon Payment shall be reduced by $1,000,000 (as provided in the respective Promissory Note), 75,472 of the Restricted Shares shall be released from escrow and delivered to Bevell and 150,944 of the Restricted Shares shall be forfeited to Buyer;

(iii) If the TSN Persons, on a combined basis, meet Threshold II but fail to admit an average of over 1,800 patients per year during the period between the Closing and the Maturity Date with a minimum average revenue of $15,000 per admission (“Threshold III”), the Balloon Payment shall be reduced by $500,000 (as provided in the respective Promissory Note), 150,944 of the Restricted Shares shall be released from escrow and delivered to Bevell and 75,472 of the Restricted Shares shall be forfeited to Buyer; and

(iv) If the TSN Persons, on a combined basis, meet Threshold III, the Balloon Payment shall not be reduced and all of the Restricted Shares shall be released from escrow and delivered to Bevell.

(c) For the purposes of this Agreement:

(i) “TSN Persons” means, collectively, Bevell, Blackburn, employees of the Asset Sellers who are hired by Buyer as of the Closing Date, and any person who as of the Closing Date is an employee of any of the Companies; and

(ii) A qualifying admission of a patient for purposes of subsection (b) means the admission of an individual person whose name is obtained by Buyer as a result of being contacted either through a toll-free telephone number and/or online from a domain name, in each case as such toll-free telephone numbers and domain names are licensed by AJG to Buyer under the License Agreement.

ARTICLE 4.

CLOSING; OBLIGATIONS OF THE PARTIES

Section 4.1 Closing. The closing (the “Closing”) will take place remotely via the exchange of documents and signatures, at such place and time as may be mutually agreed upon by the parties within five (5) business days after all conditions set forth in Article 9 and Article 10 are satisfied, or at such other time and place as the parties mutually agree upon, orally or in writing (the “Closing Date”).

Section 4.2 Obligations of the Parties at the Closing.

(a) At the Closing, Buyer shall deliver to Sellers (or such Seller’s agent as designated in writing by the respective Seller):

(i) the cash consideration as specified in Section 3.1fb)(i);

(ii) (A) the Promissory Note, and (B) the Blackburn Note;

(iii) a stock certificate registered in Bevell’s name and representing an aggregate of 662,452 of the Shares;

(iv) a copy of resolutions of the Board of Directors of Buyer, certified by Buyer’s Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Buyer, and the consummation of the transactions contemplated hereby;

(v) a copy of resolutions of the shareholders of Buyer approving an increase in the number of the Company’s authorized shares of common stock;

(vi) a certificate in the form of Exhibit C hereto of Buyer certifying as to the accuracy of Buyer’s representations and warranties at and as of the Closing and that Buyer has performed or complied with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by Buyer at or before the Closing;

(vii) a copy of Buyer’s Amended and Restated Articles of Incorporation, as amended, certified by the Nevada Secretary of State;

(viii) certificates of existence and good standing for Buyer, certified by the Secretary of State of Nevada, dated within ten (10) business days of Closing;

(ix) a License Agreement between AJG, as licensor, and Buyer, in the form of Exhibit E hereto dated as of the Closing Date and executed by Buyer (the “License Agreement”);

(x) an Agreement among Stockholders in the form of Exhibit F hereto dated as of the Closing Date, executed by Buyer, Michael Cartwright and Jerrod Menz (the “Agreement among Stockholders”);

(xi) an Employment Agreement in the form of Exhibit G hereto dated as of the Closing Date executed by Buyer, with each of Bevell and Blackburn (the “Employment Agreements”);

(xii) an Assignment and Assumption Agreement in the form of Exhibit H hereto dated as of the Closing Date (the “Assignment and Assumption Agreement”);

(xiii) copies of stock certificates representing an aggregate of 226,416 Restricted Shares (with the original stock certificates to be retained by Buyer); and

(xiv) such other certificates and documents as the Sellers or their counsel may reasonably request.

(b) At the Closing, the Sellers will deliver to Buyer:

(i) such bills of sale, assignments, and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer, as shall be effective to vest in Buyer all of the title to and interest of the Asset Sellers in the Assets, and, simultaneously with such delivery, will take such steps as may be reasonably necessary to put Buyer in actual possession and operating control of the Assets;

(ii) a certificate of each of the Sellers in the form of Exhibit D hereto certifying as to the accuracy of each Seller’s representations and warranties at and as of the Closing and that they have performed or complied with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by each of them at or before the Closing;

(iii) a copy of resolutions of the Board of Directors and Shareholders of AJG, and the members of MAS, respectively, certified by the Secretary of each Asset Seller, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by such Asset Seller, and the consummation of the transactions contemplated hereby;

(iv) an opinion of legal counsel for the Sellers, the terms of which are substantially as set forth in Exhibit I hereto;

(v) a certificate of good standing for AJG, MAS and each of the Companies issued by the Secretary of State of each jurisdiction of incorporation or organization, dated within ten (10) business days of the Closing;

(vi) the License Agreement executed by AJG;

(vii) the Agreement among Stockholders, executed by Bevell;

(viii) the Employment Agreements, executed by each of Bevell and Blackburn;

(ix) the Assignment and Assumption Agreement;

(x) a subordination agreement or intercreditor agreement among Buyer, Wells Fargo Bank, National Association (“Wells Fargo”) and each holder of the Promissory Note, and the Blackburn Note, dated as of the Closing Date and substantially in the form of Exhibit J hereto (the “Subordination Agreement”), executed by each holder of the Promissory Note and the Blackburn Note;

(xi) certificates, if any, representing the Membership Interests of B&B, duly endorsed by each of Bevell and Blackburn for transfer to Buyer, or other assignments and instruments of transfer with the power to transfer such Membership Interests, duly executed by each of Bevell and Blackburn;

(xii) the minute books and corporate records of B&B and each of the Companies; and

(xiii) such other certificates and documents as Buyer or its counsel may reasonably request.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers hereby jointly and severally represent and warrant to Buyer as follows:

Section 5.1 Authorization. Each Seller has the requisite power, authority and capacity to execute and deliver this Agreement and each other document or instrument contemplated hereby, to perform its or his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The Board of Directors or members of each Asset Seller has taken all action required by law, its Governing Documents and otherwise, to authorize the execution and delivery by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby. This Agreement constitutes the valid and binding agreement of Sellers, enforceable against each Seller in accordance with its terms. This Agreement has been, and each other document or instrument to be executed by each Seller in connection herewith will be duly executed and delivered by Sellers, and, when duly executed and delivered by the other parties hereto or thereto, constitutes, or will constitute, a legal, valid and binding obligation of Sellers, enforceable against Sellers and/or the Owners, as applicable, in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceedings thereof may be brought. “Governing Documents” means, with respect to any particular entity (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a limited liability company, the articles or certificate of organization and operating agreement; (c) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any entity or relating to the rights, duties and obligations of the equity holders of any entity; and (d) any amendment or supplement to any of the foregoing.

Section 5.2 Organization, Good Standing and Qualification. AJG is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Each of B&B and MAS is a limited liability company validly existing and in good standing under the laws of the State of Florida. Each other Company is a limited liability company validly existing and in good standing under the laws of the state of its organization as set forth on Schedule 5.2. Each Asset Seller has foil corporate or limited liability company power and authority to transfer to Buyer the Assets. Each other Company has foil limited liability company power and authority to carry on the Business as now conducted and possesses all governmental and other permits, licenses and other authorizations to own, lease or operate its assets and properties as now owned, leased and operated and to carry on the Business as presently conducted. Each Selling Party is licensed or qualified to do business as a foreign corporation or limited liability company in any jurisdiction where the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. “Material Adverse Effect” shall mean any effect that is material and adverse to the financial condition, results of operations or business and its subsidiaries taken as whole, or that materially impairs the ability to consummate this Agreement, or any of the other transactions contemplated by this Agreement.

Section 5.3 Subsidiaries and Affiliates. Other than as set forth on Schedule 5.3, each Seller neither owns nor has an interest in, directly or indirectly, any other corporation, limited liability company, partnership, joint venture or other business organization.

Section 5.4 Capitalization. Bevell owns 315 shares and Blackburn owns 185 shares of capital stock of AJG, representing 100% of the authorized and issued and outstanding capital stock of AJG. Bevell owns 63 membership units and Blackburn owns 37 membership units in each of B&B and MAS which represent 100% of the authorized and outstanding membership interests of B&B and MAS, respectively. The owners of all issued and outstanding membership interests of each other Company are set forth on Schedule 5.3. All of the outstanding capital stock or membership interests of each Company (including, but not limited to, the Membership Interests) have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding (i) securities or other rights of any Asset Seller or any Company convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of any Asset Seller or Company or (ii) options, warrants, calls or other rights to acquire from any Asset Seller or any Company, or other obligations or understandings or arrangements of any Asset Seller or any Company to issue, any capital stock, equity interests or securities (or other rights) convertible into or exchangeable or exercisable for capital stock or other equity interests of any Asset Seller or a Company.

Section 5.5 No Violation. The execution and delivery of this Agreement by each Seller does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision of, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which an Asset Seller or any Company is a party or by which the Assets or the assets of any Company are bound; (b) violate any provision of the Governing Documents of an Asset Seller or any Company; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to a Seller or any Company; or (d) violate any other contractual or legal obligation or restriction to which a Seller or any Company is subject.

Section 5.6 Financial Statements. Sellers have delivered to Buyer: (a) unaudited balance sheets and the related statements of income, changes in stockholders’ equity and cash flow including the notes thereto of the Asset Sellers and the Companies as of December 31 for the 2011 fiscal year (the “Historical Financial Statements”) and (b) an unaudited balance sheet of the Asset Sellers and the Companies as at June 30, 2012 (the “Interim Balance Sheet”) and related statements of income, changes in shareholder’s equity and cash flow for the six (6) months then ended (collectively the “Interim Financial Statements,”

and together with the Historical Financial Statements, the “Financial Statements”). The Financial Statements fairly present the assets, liabilities, financial condition and results of operations of each Asset Seller and each Company as at the respective dates thereof and for the periods therein referred. The date of the Interim Balance Sheet included in the Financial Statements is sometimes hereinafter referred to as the Balance Sheet Date.

Section 5.7 Assets. The Assets and the Excluded Assets constitute substantially all the assets owned, leased or used by the Asset Sellers that are necessary to the operation of its Business as now being conducted. The buildings, structures and equipment of the Companies are in good operating condition and repair, and are adequate for the uses for which they are being bought, and none of such buildings, structures or equipment is in need of maintenance or repair except for routine maintenance and repairs that are not material in nature or cost. The buildings, structures and equipment of the Companies are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 5.8 Tangible Assets. Schedule 1.1 (a) contains an accurate list of all material fixed and other tangible assets and personal property owned by the Asset Sellers, other than the Excluded Assets. Schedule 5.8 contains an accurate list of all material fixed and other tangible assets and personal property owned by the Companies. All such tangible assets are in good working condition and repair, normal wear and tear excepted, and, to the knowledge of Sellers, are adequate for the operations of the Business as currently being conducted by Selling Parties. All such tangible assets conform in all material respects to applicable health, sanitation, fire, safety and labor laws and ordinances.

Section 5.9 Leased Property.

(a) Schedule 5.9(a) contains a correct and accurate description (by location, name of lessor, date of lease and term expiration date) of all leased real property, including street address and tax parcel identification number of all tracts, parcels, subdivided lots and premises in which either Asset Seller of any Company has a leasehold interest.

(b) Schedule 5.9(b) contains an accurate description of all leases for personal property, including automobiles, motorized vehicles, furniture, fixtures and equipment, telecommunications systems and otherwise, including name of lessor, date of lease and term expiration date, an accurate description of the leased property and the address at which such leased property is customarily located.

Section 5.10 Title to Properties; Encumbrances. Except as set forth in Schedule 5.10, each Selling Party has good, valid and marketable title to or valid leasehold interests in all assets, personal, tangible and intangible, including, without limitation, the Assets reflected in the Financial Statements (except for inventory sold since the date thereof in the ordinary course of business and consistent with past practice). None of the Assets of the Asset Sellers or the assets of the Companies is subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge of any kind, except (a) liens shown on the Financial Statements as securing specified liabilities (with respect to which no default exists), (b) liens for current taxes not yet due, (c) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not detract from the value of the property subject thereto and do not impair the use of the property subject thereto or impair the operations of each Selling Party including, but not limited to, those liens and encumbrances described on Schedule 5.10. Selling Parties have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which each Seller acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Selling Parties and relating to such property or interests.

Section 5.11 Intellectual Property.

(a) The Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. Each Selling Party is the owner of all right, title, and interest in and to each of the respective Selling Party’s Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(b) To the knowledge of each Seller, all former and current employees of each Selling Party have executed written contracts with the respective Selling Party that assign to such Selling Party all rights to any inventions, improvements, discoveries or information relating to the Business. To the knowledge of each Seller, no employee of any Selling Party has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than to such Selling Party.

(c) Except for the registered and unregistered trademarks listed, and the names listed on Schedule l.2(g), Schedule 5.11 is the complete list of trademarks, trade names, service names and service marks (“Marks”) used by each Selling Party in the operation of the Business, title to each of which is, except as set forth on Schedule 5.11 hereto, held by each Selling Party free and clear of all adverse claims, liens, security agreements, restrictions or other encumbrances. There is no infringement action, lawsuit, claim or complaint pending which asserts that a Selling Party’s operations violate or infringe the rights or the trade names, trademarks, trademark registration, service name, service mark or copyright of others with respect to any apparatus or method of a Selling Party or any adversely held trademark, trade name, trademark registration, service name, service mark or copyright, and to the knowledge of a Selling Party, such Selling Party is not in any way making use of any confidential information or trade secrets of any person except with the consent of such person.

(d) All of each Selling Party’s issued patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Effective Date. No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. There is no potentially interfering patent or patent application of any third party. No Patent is infringed or has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by a Selling Party infringes or is alleged to infringe any patent or other proprietary right of any other person. All products made, used, or sold under the Patents have been marked with the proper patent notice.

(e) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Effective Date. No Mark has been or is now involved in any opposition, invalidation, or cancellation and no such action is threatened with the respect to any of the Marks. To each Seller’s knowledge, there is no potentially interfering trademark or trademark application of any third party. No Mark is infringed or, to any Seller’s knowledge, has been challenged or threatened in any way. None of the Marks used by a Selling Party infringes or is alleged to infringe any trade name, trademark, or service mark of any third party. All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f) All of each Selling Party’s copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Effective Date. To the knowledge of Sellers, no copyright is infringed or has been challenged or threatened in any way. To the knowledge of Sellers, none of the subject matter of any of the copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. All works encompassed by the copyrights have been marked with the proper copyright notice.

(g) With respect to each of each Selling Party’s trade secrets, to the knowledge of Sellers and the Owners, the documentation relating to such trade secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Each Selling Party has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its trade secrets. Each Selling Party has good title and an absolute (but not necessarily exclusive) right to use the trade secrets. The trade secrets of each Selling Party are not part of the public knowledge or literature, and, to each Seller’s knowledge, have not been used, divulged, or appropriated either for the benefit of any person or entity or to the detriment of any Selling Party. No trade secret is subject to any adverse claim or has been challenged or threatened in any way.

Section 5.12 No Undisclosed Liability. Except as and to the extent of the amounts specifically reflected or reserved against in the Financial Statements or disclosed in the notes thereto or in any of the Schedules attached hereto, no Selling Party has any material liabilities or obligations of any nature, whether known or unknown, whether or not absolute, accrued, asserted, liquidated, matured, contingent or otherwise and whether due or to become due (including, without limitation, liabilities for taxes and interest, penalties and other charges payable with respect thereto) which alone or in the aggregate may affect such Seller’s ability to transfer the Assets hereby or, from and after Closing, Buyer’s right, title and interest in and to the Assets and Buyer’s operation of the Business.

Section 5.13 Absence of Certain Changes. Except as and to the extent set forth on Schedule 5.13, since the Balance Sheet Date or except as requested by Buyer, no Selling Party has:

(a) suffered any material adverse change in its working capital, financial condition, assets, liabilities, or the Business, experienced any labor difficulty, or suffered any material casualty loss (whether or not insured);

(b) made any change in its business or operations or in the manner of conducting its business other than changes in the ordinary course of business; incurred any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and consistent with past practice, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

(c) paid, discharged or satisfied any claim, lien, encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than claims, encumbrances or liabilities (i) which are reflected or reserved against in the Financial Statements and which were paid, discharged or satisfied since the date thereof in the ordinary course of business and consistent with past practice, or (ii) which were incurred and paid, discharged or satisfied since the Balance Sheet Date in the ordinary course of business and consistent with past practice;

(d) written down the value of any inventory, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for immaterial write-downs and write-offs made in the ordinary course of business, consistent with past practice and at a rate no greater than during the fiscal year ended December 31, 2011;

(e) canceled any other debts or claims, or waived any rights, of substantial value;

(f) sold, transferred or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(g) disposed of or permitted to lapse, or otherwise failed to preserve the exclusive rights of Sellers to use any registered patent, trademark, trade name, logo or copyright used in the Business or any such application, or disposed of or permitted to lapse any license, permit or other form of authorization, or disposed of or disclosed to any person any trade secret, formula, process or know-how;

(h) made any payment to any officer, director, employee, shareholder, member or agent or granted any increase in the compensation of any officer, director, employee or agent (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) which is out of the ordinary course of business, or adopted any such plan or other arrangements; and no such increase, or the adoption of any such plan or arrangement, is planned or required;

(i) made any capital expenditures or commitments in excess of $10,000 in the aggregate for replacements or additions to property, plant, equipment or intangible capital assets;

(j) made any change in any method of accounting or accounting practice;

(k) paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, either of Bevell or Blackburn or the officers or directors of Seller, any affiliates or associates of any Selling Party or any of their respective officers or directors, or any business or entity in which any of such persons has any direct or material indirect interest, except for compensation to the officers and employees of Seller at rates not exceeding the rates of compensation in effect at the Balance Sheet Date and advances to employees in the ordinary course of business for travel and expense disbursements in accordance with past practice; or

(l) agreed, whether in writing or otherwise, to take any action described in this Section 5.13.

Section 5.14 Tax Matters. Each Selling Party has duly filed all Tax reports and returns required to be filed by it and has duly paid all Taxes and other charges (whether or not shown on any Tax return) due or claimed to be due from it by federal, foreign, state or local taxing authorities; and true and correct copies of all Tax reports and returns relating to such Taxes and other charges for the period from organization or incorporation through December 31, 2011 have been heretofore delivered to Buyer. All such tax returns are complete and accurate in all material respects and properly reflect the relevant taxes for the periods covered thereby. Since the Balance Sheet Date, no Selling Party has incurred any Tax liabilities other than in the ordinary course of business; there are no Tax liens (other than liens for current Taxes not yet due) upon any properties or assets of a Selling Party (whether real, personal or mixed, tangible or intangible), and, except as reflected in the Financial Statements, there are no pending, or threatened questions or examinations relating to, or claims asserted for, Taxes or assessments against a Selling Party, and there is no basis for any such question or claim. There are no audits relating to taxes of a Selling Party pending, or to the knowledge of Sellers or the Owners, in process. No Selling Party has granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. For purposes of this Agreement, “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (“Code”)), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

Section 5.15 Compliance with Applicable Law. Each Selling Party has in the past fully complied and is presently fully complying, in the conduct of the Business and the ownership of the Assets and its assets with all applicable laws, whether statutory or otherwise, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local or otherwise) (collectively, “Laws”). No Selling Party or Owner has received any notice of, or notice of any investigation of, a possible violation of any applicable Laws with respect to the Business, or any other Law or requirement relating to or affecting the operations or properties of any Seller. Schedule 5.15 contains a complete and accurate list of each Governmental Authorization that is held by each Selling Party or that otherwise relates to the business of, or to any of the assets owned or used by a Selling Party. “Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any governmental body or pursuant to any Law. Each Governmental Authorization listed or required to be listed in Schedule 5.15 is valid and in full force and effect. Except as set forth in Schedule 5.15:

(a) each Selling Party is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 5.15;

(b) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 5.15. or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 5.15;

(c) no Selling Party has received any notice or other communication (whether oral or written) from any governmental body or any other person or entity regarding (i) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(d) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 5.15 have been duly filed on a timely basis with the appropriate governmental bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate governmental bodies.

The Governmental Authorizations listed in Schedule 5.15 collectively constitute all of the Governmental Authorizations necessary to permit each Seller to lawfully conduct and operate the Business in the manner it currently conducts and operate such Business and to permit each Selling Party to own and use the Assets in the manner in which it currently owns and uses such Assets.

Section 5.16 Legal Proceedings. Except as set forth on Schedule 5.16, there are no claims, actions, suits, proceedings or investigations pending or threatened by or against, or otherwise affecting the Assets, Business, Sellers, or any Company, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority, hi addition, there is no reasonable basis for any such claim, action, suit, proceeding or investigation. There are no claims, actions, suits, proceedings or investigations pending or threatened by or against, or otherwise affecting the transactions contemplated by this Agreement and there is no reasonable basis for any such claim, action, suit, proceeding or investigation. There is no Order to which any Seller, Selling Party, the Assets, the assets of the Companies, or the Membership Interests are subject. “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other governmental body or by any arbitrator. No officer, director, agent, or employee of a Selling Party is subject to any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other governmental body or by any arbitrator that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.

Section 5.17 Insurance. Sellers have delivered to Buyer (i) true and complete copies of all policies of insurance to which all Selling Parties are parties or under which any director of a Selling Party, is or has been covered at any time within the five (5) years preceding the Effective Date of this Agreement; (ii) true and complete copies of all pending applications for policies of insurance; and any statement by the auditor of each Selling Party’s financial statements with regard to the adequacy of each Selling Party’s coverage or of the reserves for claims. All such policies, which include policies related to property, liability, professional liability or malpractice liability and workers’ compensation, are described on Schedule 5.17. During the last five (5) years, no Selling Party has been refused any insurance, nor has its respective coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five (5) years. No Selling Party has received notice or any other communication from the issuer of any such insurance policy cancelling or amending such policy or threatening to do so. No Selling Party has outstanding claims, settlements or premiums owed against any insurance policy.

Section 5.18 Employees and Fringe Benefit Plans.

(a) Schedule 5.18 contains a complete and accurate list of the following information for each employee or director of each Selling Party, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since date of hire; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any of such Selling Party’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other employee benefit plan.

(b) No Selling Party offers its respective employees any “employee benefit plans” as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(c) Each Selling Party has complied in all material respects with all applicable federal, state and local laws, rules and regulations relating to employees’ employment and/or employment relationships, including, without limitation, wage related laws, antidiscrimination laws, employee safety laws and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulations Section 1.162-26 and Section 54.4980B-1 and Part 6 of Subtitle B of Title I of ERISA).

(d) No Selling Party is a party to any contract or agreement or requirement of law which would require Buyer to hire, or subject Buyer to liability if it did not hire, any employee of a Selling Party or which would require Buyer to pay or provide, or subject Buyer to liability if it did not pay or provide, any employee benefits (other than COBRA continuation coverage) to any employee of a Selling Party for periods prior to or after the Closing (including any and all employee benefits and any compensatory, overtime, vacation, sick or holiday pay).

(e) No employee or director of any Selling Party is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other person or entity that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of such Selling Party, or (ii) the ability of such Selling Party to conduct its business. To either Seller’s knowledge, no director, officer, or other key employee of a Selling Party intends to terminate his employment.

(f) No Selling Party is a party to any collective bargaining or other labor contract. There has not been, there is not presently pending or existing, and there is not threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any proceeding against or affecting a Selling Party relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting a Selling Party or its premises, or (iii) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by a Selling Party, and no such action is contemplated by a Selling Party. Each Selling Party has complied in all respects with ail Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. No Selling Party is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws.

(g) Schedule 5.18 sets forth the obligations of the Companies to employees for overtime, vacation, sick or holiday pay.

Section 5.19 Contracts and Commitments. Sellers have delivered to Buyer true copies of all written, and disclosed to Buyer all oral, contracts and leases of Seller entered into in connection with or related to the Assets or the Business, all of which are listed on Schedule 5.19. Except as set forth on Schedule 5.19:

(a) the legal enforceability after the Closing of the rights of each Selling Party under any of its contracts will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(b) each Selling Party has no sales or purchase commitments which are in excess of the normal, ordinary and usual capacity or requirements of its business;

(c) except as described on Schedule 5.19. no Selling Party is a party to or bound by (i) any outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, or sales representatives, that are not cancelable by such Selling Party on notice of not longer than thirty (30) days and without liability, penalty or premium, (ii) any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or (iii) any agreements that contain any severance or termination pay, liabilities or obligations;

(d) no Selling Party is a party to any licensing agreement as licensee;

(e) no Selling Party is restricted or purported to be restricted by agreement or otherwise from carrying on its business anywhere in the world;

(f) no officer, director, agent, employee, consultant, or contractor of a Selling Party is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (i) engage in or continue any conduct, activity, or practice relating to the Business, or (ii) assign to any person or entity any rights to any invention, improvement or discovery;

(g) each contract identified or required to be identified on Schedule 5.19 is in full force and effect and is valid and enforceable in accordance with its terms and no default or alleged default exists;

(h) no Selling Party nor any Owner has received notice of the intention of any such party to cancel, terminate or amend any such contracts and has no reason to believe any such action is contemplated by any party to any such contract; and

(i) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any party under any contract identified or required to be identified on Schedule 5.19 and no party has made any demand for such renegotiation.

Section 5.20 HIPAA Compliance. Selling Parties are and have been in compliance with the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act (collectively “HIPAA”) and their implementing regulations, including the amendments to HIPAA pursuant to the Health Information Technology for Economic and Clinical Health Act, and all promulgated regulations thereto (“HITECH”). Selling Parties are and have been in compliance with all other applicable laws, rules, regulations or other requirements governing the privacy, security and confidentiality of medical records or other records containing individually identifiable information generated or obtained in the course of conducting the Business, including, without limitation, all state and federal laws, rules, regulations or other requirements to the extent not preempted by HIPAA. Sellers’ description of the steps Selling Parties and the Sellers have taken to comply with the requirements of HIPAA, HITECH and its implementing regulations is attached as Schedule 5.20. No Selling Party nor any Seller has received any complaints or notices of investigation or claims from any person (including without limitation inquiries or other communications from the Department of Health and Human Services Office for Civil Rights, the Centers for Medicare & Medicaid Services, and the Department of Health and Human Services Office of Inspector General) regarding any of Selling Parties’, the Sellers’, or any of their agents’, employees’ or contractors’, uses or disclosures of, or security practices or incidents regarding, individually identifiable information. With regard to individually identifiable information, no Selling Party nor the Sellers are aware of any non-permitted use or disclosure, breach of a confidentiality agreement or security incident (each as determined by reference to the Privacy Standards, Security Standards or state law, as applicable) by, or involving the systems of, any Selling Party or Seller or by any their agents or employees or contractors. Selling Parties are, and at all times since the date compliance became required has been, in compliance with all applicable laws, regulations, rules or directives related to reporting to individuals, customers, governmental or regulatory authorities, the media or credit reporting agencies, as applicable, breaches involving individually identifiable information, including but not limited to HIPAA and the Privacy Standards. Schedule 5.20 lists all business associate agreements to which any Seller is a party, with the name of the party, and date of the agreement. Sellers have made available to Buyer, with respect to the facilities a true and correct copy of the facilities log of possible Breaches (as defined by HITECH) of HIPAA for the years 2010, 2011 and 2012 through the date of this Agreement (the “Breach Notification Log”). Except as set forth in the Breach Notification Log, to the knowledge of Sellers, there has not been any Breach (as defined by HITECH) at any of the facilities which, individually or in the aggregate, constitute a Material Adverse Effect.

Section 5.21 Labor and Employment Matters. There are no collective bargaining agreements in effect between a Selling Party and labor unions or organizations representing any of such Selling Party’s employees. During the past seven (7) years, there has been no request for collective bargaining or for an employee election from any employee, union or the National Labor Relations Board. Each Selling Party is in material compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is no unfair labor practice complaint against any Selling Party pending or threatened before the National Labor Relations Board or the United States Department of Labor or any state or local governmental body or agency. There is no labor strike, dispute, slowdown or stoppage in progress or threatened against or involving any Selling Party, No question concerning representation has been raised or threatened respecting the employees of any Selling Party. No grievance or arbitration proceeding is pending and no claim therefor exists. No private agreement restricts any Selling Party from relocating, closing or terminating any of its operations or facilities. Each Selling Party has not in the past five (5) years experienced any labor strike, dispute, slowdown, stoppage or other labor difficulty.

Section 5.22 No Breach. Each written contract or agreement referred to in this Agreement or in any Schedule hereto under which a Selling Party has any right, interest or obligation is in full force and effect. There have been no threatened cancellations thereof nor outstanding disputes thereunder, and no Selling Party has breached any provision of, nor does there exist any default in any material respect under, or event (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which is, or with the giving of notice or the passage of time or both would become, a breach or default in any material respect under the terms of any such arrangement.

Section 5.23 Banking Relationships. Schedule 5.23 contains a complete and accurate list of all arrangements that Selling Parties have with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

Section 5.24 Professional Fees. None of the Selling Parties has done anything to cause or incur any liability or obligation for investment banking, brokerage, finders’, agents’ or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, and no Seller knows of any claim by anyone for such a fee, commission, expense or charge.

Section 5.25 Consents and Approvals. Except as set forth in Section 5.19 regarding Contracts, each Seller prior to the Closing will have obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by such Seller or any Selling Party.

Section 5.26 Full Disclosure. Neither the information provided by the Sellers and Selling Parties in this Agreement, nor any schedule, exhibit, list, certificate or other instrument and document furnished by any Seller or Selling Party to Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. There is no fact known to the Sellers that has specific application to a Selling Party (other than general economic or industry conditions) and that materially adversely affects or, as far as such Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of such Selling Party that has not been set forth in this Agreement or any schedule, exhibit, list, certificate or other instrument and document furnished by any Seller to Buyer pursuant to this Agreement.

Section 5.27 Purchase Entirely for Own Account. This Agreement is made with the Sellers in reliance upon each Seller’s representation to Buyer, which by such Seller’s execution of this Agreement, each Seller does hereby confirm, that the Shares to be delivered to any Seller pursuant to Section 3.1 hereof will be acquired for investment for such party’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and no Seller has any present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Seller further represents that no Seller has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

Section 5.28 Reliance Upon the Selling Parties’ Representations. Each Seller understands that the Shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”) on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that Buyer’s reliance on such exemption is predicated on each Seller’s representations set forth herein.

Section 5.29 Receipt of Information. Each Seller believes it has received all the information such Seller considers necessary or appropriate in connection with the issuance of the Shares to Sellers. Each Seller further represents that they have had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the issuance of the Shares and the business, properties, prospects, and financial condition of Buyer and to obtain additional information (to the extent Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Sellers or to which Sellers had access.

Section 5.30 Investment Experience. Each Seller is able to fend for himself, can bear the economic risk of the issuance of the Shares, and has such knowledge and experience in financial and business matters that such individuals are capable of evaluating the merits and risks of the issuance of the Shares.

Section 5.31 Accredited Investor. Each Seller being issued Shares is an “accredited investor” as defined under Rule 501 of Regulation D promulgated under the Securities Act.

Section 5.32 Restricted Securities. Each Seller being issued Shares understands that the Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely. In particular, each Seller being issued Shares is aware that the Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are

Section 5.33 Accounts Receivable. Eighty-five percent (85%) in amount of the accounts receivable of each Selling Party that are reflected on the respective Balance Sheet or the Interim Balance Sheet or on the accounting records of such Selling Party as of the Effective Date from insurance companies which are no more than one hundred and twenty days old (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Effective Date, the Accounts Receivable are or will be as of the Effective Date current and, to the knowledge and belief of Sellers and the Owners, collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of Sellers as of the Effective Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Effective Date, will not represent a greater percentage of the Accounts Receivable as of the Effective Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or, to the knowledge and belief of Sellers and the Owners, will be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 5.33 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

Section 5.34 Title to Membership Interests. Bevell and Blackburn are the sole record and beneficial owners of the Membership Interests, and except for liens and encumbrances that will be released at or prior to Closing, Bevell and Blackburn have good and marketable title to such Membership Interests, free and clear of all liens and encumbrances.

Section 5.35 Health Care Regulatory Matters. Except as set forth on Schedule 5.35:

(a) No Selling Party is in violation of any health care Laws to which they are subject, including those relating to Medicare, Medicaid, TRICARE and other federal health care programs (collectively “Governmental Healthcare Programs”), the federal health care program anti- kickback statute, 42 U.S.C. § 1320a-7b, the federal physician self-referral law, 42 U.S.C. § 1395nn, the federal False Claims Act, 31 U.S.C. §§ 3729 et seq., each as amended, and rules and regulations promulgated under the foregoing, except for any such violation or non-compliance which, individually or in the aggregate, would not constitute a Facilities Material Adverse Effect.

(b) No Selling Party is a party to a Corporate Integrity Agreement with the Office of Inspector General of the U.S. Department of Health and Human Services or has any reporting obligations pursuant to any settlement agreement entered into with any Governmental Body.

(c) No Selling Party has been excluded from participating in any Governmental Healthcare Program, been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. § 1320a-7b, and no such exclusion or sanction is threatened or pending.

(d) Each Selling Party has filed all material claims, cost reports or other reports required to be Filed with respect to the provision of services, products and supplies covered under any Governmental Healthcare Program in accordance with all statutes, rules and regulations applicable to the Governmental Healthcare Program, and all such claims and reports comply in all material respects with all statutes, rules and regulations applicable to the Governmental Program, except where failure to file or non-compliance in accordance with such statutes, rules and regulations would not have a Material Adverse Effect. Each Selling Party is and has been in material compliance with filing requirements with respect to cost reports of its facilities, and such reports do not claim, and none of the facilities has received, payment or reimbursement in excess of the amount provided by applicable Law or any applicable agreement, except where excess reimbursement was noted on the cost report. True and correct copies of all such reports for the three (3) most recent fiscal years of the facilities have been made available to Buyer. Schedule 5.35fd) indicates which of such cost reports for cost reporting periods ended within the three most recent fiscal years have been audited by the fiscal intermediary and finally settled. There are no facts or circumstances which may reasonably be expected to give rise to any material disallowance under any such cost reports.

(e) Except as would not reasonably be expected to have a Material Adverse Effect, no Selling Party, nor any of their respective officers, directors, stockholders, employees or medical staff members: (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Governmental Healthcare Program; (ii) has been debarred, excluded or suspended from participation in any Governmental Healthcare Program; (iii) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (iv) is the target of any current investigation relating to any Governmental Healthcare Program-related offense.

(f) Selling Parties have made available to Buyer (i) a true and correct copy of the blank forms generally used with respect to medical staff privilege and membership application or delineation of privilege; (ii) all current medical staff bylaws, rules and regulations and amendments thereto respecting the facilities; and (iii) all written contracts with physicians, physician groups, or other members of the medical staff of the facilities. No medical staff member is excluded from participation in the Medicare, Medicaid or TRICARE programs, nor, to Selling parties’ knowledge, is any such exclusion threatened. There are no material pending or, to Selling parties’ knowledge, threatened adverse actions with respect to any medical staff members of the facilities or any applicant thereto for which a medical staff member or applicant has requested a judicial review hearing which to Selling parties’ knowledge is not privileged and has not been scheduled or has been scheduled but has not been completed. There are no pending or, to Selling parties’ knowledge, there are no threatened appeals, challenges, disciplinary or corrective actions involving applicants, current or former medical staff members, or health professionals at any of the facilities.

Section 5.36 Absence of Claims. No Seller has any claim against any Asset to be conveyed to Buyer hereunder, or against B&B or any of the Companies, whether for monies owed, any legal cause of action, indemnification, reimbursement or otherwise, except as set forth on Schedule 5.36.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES BY BUYER

Buyer hereby represents and warrants to the Sellers as follows:

Section 6.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the full corporate power and authority under Nevada law to enter into this Agreement and to carry out the transactions contemplated hereby. Buyer is licensed or qualified to do business as a foreign corporation in any jurisdiction where the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

Section 6.2 Authorization. Buyer has full corporate power and authority (including all necessary approvals of Buyer’s Board of Directors and shareholders) to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement, issue the Shares to the Sellers to receive such Shares, and perform its obligations hereunder and carry out the transactions contemplated hereby. The Board of Directors of Buyer has taken all action required by law, its Governing Documents and otherwise to authorize the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

Section 6.3 Valid and Binding Agreement. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

Section 6.4 No Violation. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which Buyer is a party or by which it is bound; (b) violate any provision of Buyer’s Governing Documents; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Buyer; or (d) violate any other contractual or legal obligation or restriction to which Buyer is subject.

Section 6.5 Professional Fees. Buyer has not done anything to cause or incur any liability for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution and performance of this Agreement or the consummation of the transactions contemplated hereby, and Buyer does not know of any claim by anyone for such a commission or fee.

Section 6.6 Consents and Approvals. Buyer has obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by Buyer.

Section 6.7 Financial Statements. Buyer has delivered to Sellers the audited consolidated balance sheet of Buyer and its subsidiaries as of the end of December 31, 2011, and the unaudited consolidated balance sheet of Buyer and its subsidiaries as of May 31, 2012 and the related consolidated statements of income, stockholders’ equity and changes in financial position for the fiscal year and quarter then ended, prepared in accordance with generally accepted accounting principles and, in the case of the annual financial statements, accompanied by an opinion of a firm of independent public accountants of recognized national standing selected by the Board of Directors of Buyer, These financial statements fairly present the assets, liabilities, financial condition and results of operations of Buyer as of the dates indicated and for the periods therein referred to.

Section 6.8 Full Disclosure. To the best of Buyer’s knowledge, neither the information provided by Buyer in this Agreement, nor any schedule, exhibit, list, certificate or other instrument and document furnished by Buyer to the Sellers, pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading.

Section 6.9 Litigation. To the best of Buyer’s knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened by or against, or otherwise affecting Buyer at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority. Buyer does not know or have any reason to know of any basis for any such claim, action, suit, proceeding or investigation.

Section 6.10 Shares and Corporate Documents. All of the Shares to be issued hereunder have been duly authorized and when issued will be valid and legally issued shares of the common stock of Buyer, fully paid and non-assessable, free and clear of all liens or encumbrances, and not in violation of any preemptive or similar rights. Buyer has delivered to Sellers a true, correct, and complete copy of the current Articles of Incorporation and Bylaws of Buyer.

Section 6.11 Investment Intent. Buyer is obtaining the Membership Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

ARTICLE 7.

COVENANTS AND AGREEMENTS OF THE SELLERS AND SELLING PARTIES

Section 7.1 Cooperation in Obtaining Regulatory Approvals. Sellers and the Companies will cooperate with and assist Buyer, as Buyer will reasonably request, in obtaining the approval of all regulatory agencies and officials whose approval is required for the transfer of any licenses, permits, waivers, registrations, certificates and other regulatory approvals required in connection with this transaction to enable Buyer to transfer and operate the Assets and effectuate the transfer of the Membership Interests.

Section 7.2 Access; Further Assurances. From and after the Effective Date of this Agreement, Buyer and its representatives and agents will have the right to access the premises of the Selling Parties during regular business hours to review, inspect and copy any and all books, records, documents or other information concerning the Assets or the operation of the Business as Buyer or its representatives or agents may reasonably request. At any time and from time to time after the Closing, at Buyer’s request and without further consideration, the Sellers will execute and deliver such other instruments of sale, transfer, conveyance, assignment, and delivery and confirmation and take such action as Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyer and to place Buyer in possession and control of, and to confirm Buyer’s title to, the Assets, and to assist Buyer in exercising all rights and enjoying all benefits with respect thereto, and as the owner of the Membership Interests.

Section 7.3 Seller’s 401(k) Plan. Buyer shall not acquire any of Selling Parties’ 401(k) Plans.

Section 7.4 Payments of Future Cash Received. Each Seller will promptly pay to Buyer any cash received after the Closing Date, if the cash does not relate to an Excluded Asset or is intended to be received by any Company.

Section 7.5 Non-Competition Covenant.

(a) Each Seller recognizes that the covenants of each of them contained in this Section 7.5 are an essential part of this Agreement and that, but for the agreement of Sellers to comply with such covenants, Buyer would not have entered into this Agreement. Accordingly, Sellers each agree that for a period of three (3) years from and after the Closing Date, subject to extension as provided in Section 7.5(f) below (the “Non-Compete Period), it/he will not:

(i) directly or indirectly, either as principal, agent, employee, independent contractor, consultant, director, officer, employer, manager, medical director, medical officer, advisor, stockholder, partner, member, owner or in any other individual or representative capacity whatsoever, either for their own benefit or for the benefit of any other person or entity (other than Buyer) either knowingly (A) hire, attempt to hire, contact or solicit with respect to hiring any employee of Buyer (or of any of its affiliates), (B) induce or otherwise counsel, advise, solicit or encourage any employee of Buyer (or of any of its affiliates) to leave or resign such employment, (C) induce or attempt to induce any person that is or was at any time a customer, supplier, licensee, or business relation of Buyer or a Selling Party to cease doing business with the Buyer, (D) in any way interfere with the relationship between the Buyer and any such customer, supplier, licensee, or business relation of the Buyer, or (E) solicit the business of any such customer, supplier, licensee or business relation of the Buyer as it relates to the Business;

(ii) act or serve, directly or indirectly, as a principal, agent, employee, independent contractor, consultant, director, officer, manager, medical director, employer or advisor or in any other position or capacity with or for, or acquire a direct or indirect ownership interest in or otherwise conduct (whether as stockholder, partner, member, investor, joint venturer, or as owner of any other type of interest), any Competing Business (as such term is defined herein); provided, however, that this clause will not prohibit a Seller, individually, from being the owner of up to two percent (2%) of any class of outstanding securities of any company or entity if such class of securities is publicly traded; or

(iii) directly or indirectly, either as principal, agent, employee, independent contractor, consultant, director, officer, employer, advisor, stockholder, partner, member or owner or in any other individual or representative capacity whatsoever, either for their own benefit or for the benefit of any other person or entity, call upon, solicit, divert or take away, any patients, customers or clients of the Business.

(b) For the purposes of this Section 7.5, the following terms will have the meaning set forth below:

(i) “Business” will mean (i) the ownership or operation of any facility or center that provides treatment for drug or alcohol addiction or dependency, whether or not in conjunction with other treatment, (ii) any business that engages in, conducts or compiles or utilizes clinical research on alcohol or drug addiction or dependency and (iii) providing referral services for addiction treatment centers and services.

(ii) “Competing Business” will mean an individual, business, corporation, limited liability company, association, firm, undertaking, company, partnership, joint venture, organization or other entity (other than Buyer) that either (A) conducts a business substantially similar to the Business within the United States (the “Restricted Area”) or (B) provides or sells a service which is the same or substantially similar to, or otherwise competitive with the services provided by Buyer within the Restricted Area.

(c) The covenants contained in this Section 7.5 are considered by the parties hereto to be fair, reasonable and necessary for the protection of Buyer and the continuation of the Business. The parties consider this Section 7.5 to be necessary to protect the goodwill being purchased by Buyer. The parties mutually agree that if a violation of any covenant contained in this Section 7.5 occurs, such violation or threatened violation will cause irreparable injury to Buyer and the remedies available at law for any such violation or threatened violation may be inadequate. Each Seller therefore agrees that Buyer will be entitled to appropriate equitable relief, including, but not limited to, a temporary restraining order or a preliminary injunction without the necessity of proving actual damages, in addition to any other remedy that might be available at law or in equity, including compensatory and/or punitive damages.

(d) The covenants in this Section 7.5 will be construed as an agreement ancillary to the other provisions of this Agreement, and the existence of any claim or cause of action of Sellers against Buyer, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Buyer of this Section 7.5; provided, however, that if there is an uncured non-payment for any reason, whether by default or not, under the Promissory Note, this Agreement, or the Employment Agreement that has not been cured within thirty (30) days of written notice to Buyer, or if the non-payment under the Promissory Note is due to a prohibition imposed by the terms of any Senior Secured Bank Debt (as defined in the Promissory Note) is not cured within ninety (90) days from written notice to the Buyer, this will constitute a defense to the enforcement by Buyer of this Section 7.5. The parties further agree that in the event that any one or more of the provisions of this Section 7.5 or any word, phrase, clause, sentence or other portion thereof, including without limitation the geographical, temporal or scope of activity restrictions contained herein, will be held to be unenforceable or invalid for any reason, such provision or portion thereof will be modified or deleted in such a manner so as to make this Section 7.5. as modified, legal and enforceable to the fullest extent permitted under applicable laws.

(e) In the event that a Seller violates any of the covenants set forth in this Section 7.5. then, notwithstanding any provision herein to the contrary, the time period specified above for which this Section 7.5 is effective will be extended day for day for the time period that a Seller is in violation of such covenant.

(f) Sellers agree that on the third anniversary of the Closing Date, if there shall be no uncured non-payment under the Promissory Note, this Agreement or the Employment Agreement, then the Non-Compete Period set forth in Section 7.5(a) shall be extended for a period of an additional two (2) years from such date.

Section 7.6 Confidentiality Covenant. Following the Closing Date, Sellers will not, directly or indirectly, use for any purpose or disclose to any third party, any trade secret, supplier or patient list, financial data, price list, pricing or marketing policy or plan, financial information, prices, costs, treatment methods, strategic planning information, processes, plans, methods of doing business or any other proprietary or confidential information that is the property of Buyer (or of any of its affiliates). This restriction will not apply to any information that (i) is or becomes generally available to and known by the public (other than as a result of unpermitted disclosure directly or indirectly by Sellers or Sellers’ affiliates, advisors or representatives); (ii) is or becomes available to Sellers on a non-confidential basis from a source other than Buyer or its affiliates, advisors or representatives, provided that, at the time of disclosure to Sellers, such source was not bound by a confidentiality agreement with or other obligation of secrecy to Buyer or any of its affiliates; (iii) has already been or is hereafter independently acquired or developed by Sellers without violating any confidentiality agreement with or other obligation of secrecy to Buyer; or (iv) information and relationships that either Bevell or Blackburn had prior to the Closing Date and that is not specifically conveyed to Buyer under this Agreement. Without limiting the other possible remedies to Buyer for the breach of this covenant, Sellers agree that injunctive or other equitable relief will be available to enforce this covenant. Sellers further agree that in the event that any one or more of the provisions of this Section 7.6 will be held to be unenforceable or invalid for any reason, such provision will be modified or deleted in such a manner so as to make this Section 7.6. as modified, legal and enforceable to the fullest extent permitted under applicable laws.

Section 7.7 Exclusivity. Sellers will not, and will not permit anyone acting on their behalf, to (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any portion of the Business or the Assets or the acquisition of the capital stock or voting securities of Sellers or any Selling Party (including entering into any restructuring, merger, consolidation or share exchange) or (ii) participate in any discussions or negotiations with respect to, or assist, participate in, or facilitate in any other manner any effort or attempt by any person or entity to do or seek, any of the foregoing. Sellers will immediately notify Buyer, in writing, if any person or entity makes any proposal, offer, inquiry or contact with respect to any such acquisition or transaction.

Section 7.8 Conduct of Business Pending Closing. Before the Closing Date, except as otherwise approved by Buyer in writing, Sellers and the Selling Parties will conduct the Business only in the ordinary course of business consistent with past practice and in such a manner that the representations and warranties contained in Article 5 will be true and correct both on the date hereof and on the Closing Date (except for changes contemplated, permitted or required by this Agreement).

Section 7.9 Negative Covenants. During the period from the Effective Date of this Agreement to the Closing Date, Sellers and the Selling Parties will not, without Buyer’s prior written consent, except as otherwise required or permitted in this Agreement:

(a) transfer, sell or otherwise dispose of any assets of any Selling Party, other than in the ordinary course of business consistent with past practice;

(b) incur or guarantee any liability, except in the ordinary course of business consistent with past practice;

(c) create, participate in or agree to the creation of any liens, security interests or encumbrances of any kind on any of the assets of the Selling Parties;

(d) engage in any transaction except in the ordinary course of business consistent with past practice;

(e) except as required for the performance by Sellers of the terms of this Agreement, amend or terminate before its expiration date, any contract or agreement to which a Selling Party is a party;

(f) authorize or undertake any capital projects or otherwise make any capital expenditures in excess of $5,000 in the aggregate;

(g) increase any salaries or other compensation payable or to become payable to any employees of any Selling Party other than normal merit and cost of living increases granted in the ordinary course of business consistent as to timing and amount with past practice;

(h) authorize or pay any dividends or distributions, in cash or kind, to any Owner or any affiliate or third party, except as contemplated by Section 8.3;

(i) authorize or issue any additional membership interests or capital stock of a Seller or any agreements, warrants or options to purchase or acquire any equity interest in a Seller or a Selling Party;

(j) fail to maintain the assets of the Selling Parties in substantially the same condition as they are in on the date of this Agreement, ordinary wear and tear excepted;

(k) cancel or waive any debts or other obligations owed to any Selling Party with respect to the Business;

(l) fail to maintain the books, accounts and records relating to the Business in the usual manner consistent with past practice and consistent with the Financial Statements; or

(m) pay, discharge or satisfy any liability or obligation, whether absolute, accrued, contingent or otherwise, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities or obligations as they become due that arise or have arisen in the ordinary course of business since the Financial Statement Date.

Section 7.10 Covenant Not to Sue or Assert Certain Claims. Sellers covenant and agree with Buyer that no Seller, directly or indirectly, shall assert any claim or demand, or commence, institute or cause to be commenced, any proceeding of any kind against Buyer, B&B, or any of the Companies (a) for any matter, cause or event relating to any of the Assets being sold hereunder or any of the Companies occurring on or before the Closing Date, or (b) arising out of the ownership of membership interests in or as a manager or managing member (regardless of the nomenclature of such position) in B&B or any of the Companies, including any rights to indemnification or reimbursement, whether pursuant to the Governing Documents of the Companies, or otherwise. The foregoing sentence excludes any claims otherwise arising solely under or solely related to this Agreement, the Employment Agreement, the License Agreement or the Stockholders’ Agreement, as the case may be.

Section 7.11 Hammonton Lawsuit. Notwithstanding that Buyer shall become the sole member of B&B at the Closing and thereby the parent of Central NJ, Bevell and Blackburn are desirous of maintaining an interest in the pending legal proceeding captioned Treatment Solutions of Central New Jersey. LLC and B&B Holdings Intl. LLC v. Town of Hammonton and the Hammonton Township Zoning Board of Adjustment. USDC for New Jersey, Case No. l:12-CB-00209-RMB-KHW (filed 10/12/2012) (the “Hammonton Lawsuit”), and Buyer is willing to permit Bevell and Blackburn to maintain such interest on the terms and conditions set forth in this Section 7.11. In consideration for the covenants of Buyer set forth in Section 8.4 below, Bevell and Blackburn, jointly and severally covenant and agree with Buyer that they shall control the legal proceedings in the Hammonton Lawsuit, including the selection, appointment and payment of counsel, the conduct of litigation strategy, the conduct of any trial, and/or any settlement negotiations and out-of-court settlement, provided that (a) Bevell and Blackburn shall pay all costs and expenses associated with the Hammonton Lawsuit, including legal fees and expenses, court reporter fees and expenses, discovery expenses, witness fees, expert fees and expenses, court costs, etc., and Bevell and Blackburn agree to pay all invoices received in connection with the Hammonton Lawsuit within thirty (30) days of the date of the invoice, unless such invoice is disputed in good faith; (b) Bevell and Blackburn shall be entitled to receive the proceeds, if any, of the Hammonton Lawsuit including any judgment, pre- and/or post-judgment interest, and/or settlement proceeds; (c) Bevell and Blackburn, jointly and severally, shall reimburse, indemnify, and hold harmless Buyer for all costs and expenses charged, or incurred, in the name of B&B and/or Central NJ in connection with the Hammonton Lawsuit; and (d) Bevell and Blackburn, jointly and severally, shall indemnify and hold harmless Buyer and any of its subsidiaries for any federal, state or local Tax that may be asserted or levied on Buyer or any of its subsidiaries, including B&B and/or Central NJ, as a result of any successful outcome of the Hammonton Lawsuit to the plaintiffs in that suit, hi the event that any vendor, including counsel, assert a claim against B&B and/or Central NJ (including a demand for payment of any overdue balance) for any unpaid statement incurred in connection with the Hammonton Lawsuit, and in exercise of its good faith judgment, Buyer deems it in its best interests to pay such amount, Buyer may give written notice to Bevell and Blackburn of its intention to pay such outstanding balance and, unless Buyer receives written confirmation from Bevell and/or Blackburn that such outstanding balance has been paid within ten (10) days of Buyer’s notice, Buyer in its sole discretion may pay such amount and shall be entitled to offset any such payments against any obligations of Buyer to Bevell and Blackburn pursuant to the Promissory Note and/or the Blackburn Note, and any such amount paid by Buyer on behalf of Bevell and Blackburn shall incur interest at eight percent (8%) per annum from date of payment by Buyer until fully paid. Bevell and Blackburn further covenant and agree with Buyer not to enter into any settlement of the Hammonton Lawsuit that might require B&B and/or Central NJ to take any action, refrain from taking any action, or incur any liability (except any monetary payment to be fully funded in advance by Bevell and Blackburn) without the prior written consent of Buyer which consent may be withheld in Buyer’s sole discretion. The repayment, reimbursement and indemnification obligations set forth in this Section 7.11 are separate and distinct from the indemnification obligations of Sellers pursuant to Article 11 of this Agreement and is not subject to any provisions of Article 11 except Buyer’s rights of set-off pursuant to Section 11.5.

ARTICLE 8.

COVENANTS AND AGREEMENTS OF BUYER

Section 8.1 Taxes. Buyer will be responsible for, and hereby agrees to assume and pay, all sales and use or similar taxes that may be due to any jurisdiction or governmental body as a result of the sale and transfer of the Assets. Each of the Sellers shall be responsible for their own income or capital gains taxes as a result of this Agreement and the transactions related thereto.

Section 8.2 Legends. To the extent applicable, each certificate or other document evidencing any of Shares shall be endorsed with the legends substantially in the form set forth below:

(a) The following legend under the Securities Act:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS ISSUER HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO ISSUER AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b) Any legend imposed or required by applicable state securities laws.

Section 8.3 Pre-Closing Distributions. Buyer covenants and agrees with Sellers that the Companies may authorize a pre-closing distribution to such Company’s sole member no later than the business day immediately preceding the Closing Date in cash in an amount equal to the cash-on-hand in each Company’s bank account.

Section 8.4 Hammonton Lawsuit. In consideration for the covenants and agreements of Bevell and Blackburn in Section 7.11 above, Buyer covenants and agrees with Bevell and Blackburn that, notwithstanding Buyer’s ownership and control of B&B and Central NJ after the Closing, Buyer shall permit Bevell and Blackburn to control the legal proceedings in the Hammonton Lawsuit and that Bevell and Blackburn shall be entitled to any proceeds from the Hammonton Lawsuit that the plaintiffs in the Hammonton Lawsuit may receive or be entitled to receive from that legal proceeding, provided Bevell and Blackburn full comply with their payment obligations under Section 7.11.

ARTICLE 9.

CONDITIONS TO BUYER’S OBLIGATIONS

All obligations of Buyer hereunder are subject to the fulfillment or waiver, prior to or at the Closing, of each of the following conditions:

Section 9.1 Representations and Warranties. The representations and warranties made by the Sellers and the Selling Parties in this Agreement and the statements contained on the Schedules attached hereto or in any instrument, list, certificate or writing delivered by the Sellers and the Selling Parties pursuant to this Agreement shall be true when made and at and as of the time of the Closing as though such representations and warranties were made at and as of the Closing.

Section 9.2 Performance by the Sellers and the Selling Parties. The Sellers and the Selling Parties shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement, and any exhibits thereto, including, but not limited to, the execution and delivery of the documents listed in Section 4.2(b) to the satisfaction of Buyer.

Section 9.3 Officer’s Certificates of the Sellers and the Selling Parties. A duly authorized officer of each of the Sellers and the Selling Parties shall have delivered to Buyer a certificate in the form of Exhibit D hereto, dated the Closing Date, in his or her representative capacity and not individually, certifying as to the fulfillment of the conditions specified in Sections 9.1 and 9.2.

Section 9.4 Opinion of Counsel for Sellers. Buyer shall have received an opinion of Sellers’ counsel dated the Effective Date, in the form of Exhibit I hereto.

Section 9.5 Consents and Approvals. Buyer shall have received from the Sellers and the Selling Parties executed counterparts of the consents referred to in Section 5,24, all of which consents shall be in form and substance reasonably satisfactory to Buyer.

Section 9.6 Litigation. On the date of the Closing, there shall be no lawsuits pending against the Sellers or any of the Selling Parties seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby or which might adversely affect a Seller’s ability to transfer Assets or Membership Interests hereby or, from and after Closing, Buyer’s right, title or interest in the Assets or Membership Interests or Buyer’s use and enjoyment thereof.

Section 9.7 Financing. Buyer must have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby.

Section 9.8 No Claims Regarding Ownership or Sale Proceeds. There must not have been made or threatened by an person any claim asserting that such person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any membership unit, membership interest, equity or ownership interest in any of the Companies, or (b) is entitled to all or any portion of the purchase price paid for the Assets and/or Membership Interests.

ARTICLE 10.

CONDITIONS TO SELLERS’ OBLIGATIONS

All obligations of the Sellers under this Agreement are subject to the fulfillment or waiver, prior to or at the Closing, of each of the following conditions:

Section 10.1 Representations and Warranties. The representations and warranties made by Buyer in this Agreement and the statements contained in any instrument, list, certificate or writing delivered by the Buyer pursuant to this Agreement shall be true when made and at and as of the time of the Closing as though such representations and warranties were made at and as of the Closing.

Section 10.2 Performance. Buyer shall have performed and complied with all agreements, obligations and conditions required by this Agreement and any exhibits thereto, to be so complied with or performed including payment and delivery of the Purchase Price and the execution and delivery of the documents listed in Section 4.2(a) to the satisfaction of Sellers.

Section 10.3 Officer’s Certificate. Buyer shall have delivered to the Sellers a Certificate of the President of Buyer in the form of Exhibit C hereto, in his representative capacity and not individually, dated the Effective Date, certifying as to the fulfillment of and/or the conditions specified in Sections 10.1 and 10.2.

Section 10.4 Litigation. On the date of the Closing, there shall be no lawsuits pending against Buyer seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby.

ARTICLE 11.

INDEMNIFICATION

Section 11.1 Indemnification by the Sellers. The Sellers, jointly and severally, hereby agree to defend, indemnify and hold harmless Buyer, its subsidiaries, each fiduciary of Buyer’s employee benefit plans and- each of Buyer’s affiliates, officers, directors, employees, agents, successors and permitted assigns (“Buyer’s Indemnified Persons”) and shall reimburse Buyer’s Indemnified Persons for, from and against each claim, fine, judgment, assessment, loss, liability, cost and reasonable expense (including without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors but excluding consequential damages, including without limitation, lost profits) (collectively, “Losses”), directly or indirectly relating to, resulting from or arising out of:

(a) any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by or of any Seller or Selling Party contained herein, any Schedule hereto or in any certificate, document or instrument delivered to Buyer at the Closing pursuant hereto;

(b) any Tax liability of any Selling Party relating to the Assets or any of the Companies not previously paid, or for which adequate reserves have not been established in the balance sheet included in the Financial Statements, which is successfully asserted or assessed against it for any event or period prior to the Closing Date (regardless of whether the possibility of the assertion or assessment of any such Tax liability shall have been disclosed to Buyer at or prior to the Closing);

(c) any obligation or liability of an Asset Seller not included in the Assumed Liabilities;

(d) any of the legal proceedings listed on Schedule 5.16;

(e) any liability for any legal proceedings asserted against the Assets of any Company for any event, occurrence, action or omission by either such Selling Party prior to the Closing Date;

(f) any liability of any Company for any obligation incurred or owed by any such Selling Party prior to the Closing Date that has not been specifically disclosed in writing to Buyer;

(g) any liability for any service provided by any Selling Party prior to the Closing Date; and

(h) any other Losses incidental to any of the foregoing.

Section 11.2 Indemnification by Buyer. Buyer hereby agrees to defend, indemnify and hold harmless the Sellers and each of the Sellers’ affiliates, officers, directors, employees, agents, successors and permitted assigns (“Sellers’ Indemnified Persons”) and shall reimburse the Sellers’ Indemnified Persons for, from and against any Losses, directly or indirectly relating to, resulting from or arising out of:

(a) any untrue representation, misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or other obligation by or of Buyer contained herein or in any certificate, document or instrument delivered to the Sellers pursuant hereto;

(b) any Assumed Liabilities;

(c) any Losses with respect to the operations of the Business following Closing, other than (i) those Losses which are determined by a court to arise out of any breach by a Seller of any covenant, representation or warranty contained in this Agreement, or (ii) those Losses that are determined by a court to be subject to indemnification by such Seller under Section 11.1;

(d) any Losses with respect to the Employment Agreements; and

(e) any other Losses incidental to the foregoing.

Section 11.3 Procedure. The indemnified party shall promptly notify the indemnifying party in writing of any claim, demand, action or proceeding for which indemnification will be sought under Sections 11.1 or 11.2. and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, Buyer and the Sellers shall cooperate with each other and provide each other with access to relevant books and records in their possession related to such claim. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. If a firm written offer is made to settle any such third party claim, demand, action or proceeding, which offer does not involve any injunctive or non-monetary relief against the indemnified party, and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement. In the event that Buyer or a Seller shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary herein, the other party shall not be required to indemnify any person for any Losses that could reasonably be expected to have been avoided if Buyer or a Seller, as the case may be, had made such efforts.

Section 11.4 Limitations on Indemnification. Notwithstanding anything contained herein to the contrary, no party will have any indemnification liability under this Article 11 until the total amount of Losses incurred by the party seeking indemnification hereunder exceeds $500,000 in the aggregate, and then only for the amount by which such Losses exceed $500,000 in the aggregate. The foregoing shall not apply to (a) any Losses claimed by Buyer for breaches, misrepresentations or non-fulfillment of Section 5.36 or Section 7.10. or pursuant to Sections 11.1(d) through (g), or (b) any non-payment by Buyer of amounts guaranteed by an Owner as set forth on Schedule 11.4.

Section 11.5 Right of Set-Off. In the event that Buyer (a) asserts a claim for indemnification by Sellers for any Losses incurred pursuant to Section 11.1(d) or £e), including a claim for reimbursement of legal fees and expenses incurred in the defense of any legal proceedings in which any Company is a defendant, and Sellers fail to fully pay such indemnifiable claim within thirty (30) days of written demand by Buyer, or (b) Bevell and/or Blackburn fail to pay any amount incurred in the name of B&B and/or Central NJ arising out of the Hammonton Lawsuit as provided in Section 7.11. then upon notice to Sellers specifying the basis for such set-off, Buyer may set-off any amount to which it may be entitled for indemnification against amounts otherwise payable under the Promissory Note (and , in the case of clause (b), the Blackburn Note), including any scheduled monthly payment of principal and interest under the Promissory Note. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Note or the Blackburn Note, as the case may be.

ARTICLE 12.

SURVIVAL OF REPRESENTATIONS

Section 12.1 Survival of Representations. Except as provided for herein, all representations, warranties, covenants and agreements by the parties contained in this Agreement shall survive the Closing and will not merge in the performance of any obligation by any party hereto. Any information disclosed in any of the Schedules attached hereto is disclosed for all purposes under this Agreement and shall be considered a disclosure for all other Schedules attached hereto. The rights or remedies based upon the representations, warranties, covenants, agreements and obligations herein or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired, or capable of being acquired, at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, or as a result of any waiver of a Closing condition hereunder, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

Section 12.2 Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

ARTICLE 13.

MISCELLANEOUS

Section 13.1 Expenses. All fees and expenses incurred by a Seller, including without limitation, legal fees and expenses incurred by the Sellers and the Selling Parties (including the Companies) in connection with this Agreement will be borne by Sellers as they may determine amongst themselves and all fees and expenses incurred by Buyer, including without limitation, legal fees and expenses, in connection with this Agreement will be borne by Buyer.

Section 13.2 Assignability; Parties in Interest.

(a) Subject to the terms of this section, Buyer may assign any or all of its rights under this Agreement to any direct or indirect subsidiary of Buyer. Buyer shall first advise the Sellers in writing of any such assignment and shall designate such party as the assignee and transferee of the Assets purchased under this Agreement. Any such assignee shall have ability to perform all of Buyer’s duties and obligations under this Agreement and shall assume all of Buyer’s duties, obligations and undertakings hereunder. Notwithstanding any such assignment, Buyer also shall remain liable hereunder for all of Buyer’s duties and obligations under this Agreement.

(b) No Seller may assign, transfer or otherwise dispose of any of its respective rights hereunder without the prior written consent of Buyer.

(c) All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns, provided that the rights and obligations under all licenses of trademarks being assigned hereunder shall under no circumstances be assignable.

Section 13.3 Allocation of Purchase Price. Buyer and Sellers agree that the Purchase Price shall be allocated among the Assets and the Membership Interests in accordance with Section 1060 of the Internal Revenue Code and the Treasury Regulations thereunder and as set forth on Schedule 13.3. Such allocation of the Purchase Price shall be binding upon Buyer and Sellers, and Buyer and Sellers shall report the transactions contemplated hereby on all tax returns, including, but not limited to Form 8594, in a manner consistent with the allocation set forth on Schedule 13.3. If it becomes necessary or appropriate to amend the allocation set forth on Schedule 13.3 and any tax returns which incorporate such allocation, Buyer and Sellers shall cooperate with each other in good faith to agree on an amendment to such allocation and shall file any necessary amendments to tax returns to reflect such amendment. If, contrary to the intent of the parties hereto as expressed in this Section 13.3, any taxing authority makes or proposes an allocation different from the allocation determined under this Section 13.3, Buyer and Sellers shall cooperate with each other in good faith to contest such taxing authority’s allocation (or proposed allocation); provided, however, that, after consultation with the party (or parties) adversely affected by such allocation (or proposed allocation), the party (or parties) hereto may file such protective claims to tax returns as may be reasonably required to protect its (or their) interests.

Section 13.4 Knowledge. An individual will be deemed to have “knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A person (other than an individual) will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has within the last eight months served, as a director, officer or trustee of such person (or in any similar capacity) has, or at any time had knowledge of such fact or other matter.

Section 13.5 Entire Agreement; Amendments. This Agreement, including the Exhibits, Schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter, except for paragraphs 5 through 16 of the Letter of Intent between the parties dated May 3, 2012, which shall survive in accordance with their respective terms. This Agreement may be amended only by a written instalment duly executed by all parties or their respective successors or permitted assigns. Any condition to a party’s obligations hereunder may be waived but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party’s right at a later time to enforce the same.

Section 13.6 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

Section 13.7 References. References to a section or subsection when used without further attribution shall refer to the particular section or subsection of this Agreement.

Section 13.8 Severability. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

Section 13.9 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered (by hand or nationally recognized overnight delivery service) or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

If to Sellers:

If to AJG or MAS:	2601 East Oakland Park Blvd., Suite 404
Ft. Lauderdale, FL 33306

If to Bevell:	3301 NE 42 Court
Ft. Lauderdale, FL 33308

If to Blackburn:	37 Robin Lynn Drive
Cranston, RI 02901

If to Buyer:	American Addiction Centers, Inc.
115 East Park Drive, Suite 100
Brentwood, TN 37027
Attn: Chairman

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

Section 13.10 Governing Law. This Agreement, and any dispute, controversy or claim arising out of or relating to this Agreement or a breach thereof, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules or principles that might refer the governance or the construction of this Agreement to the law of another jurisdiction. THE PARTIES WAIVE ANY RIGHTS TO A JURY TRIAL REGARDING ANY DISPUTE RELATING TO THIS AGREEMENT. The prevailing party in any dispute arising out of this Agreement shall be entitled to its reasonable attorneys’ fees and costs from the other party in addition to any other relief granted.

Section 13.11 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart, provided, however, that the several executed counterparts shall together have been signed by all parties to be bound hereby. This Agreement shall be binding upon each signatory hereto when one or more counterparts, as provided above, have been signed by Buyer, Sellers, Members and Shareholders. All such executed counterparts shall together constitute one and the same instrument. Fax signatures (with originals to be delivered by a nationally recognized express mail service) shall have the same effect as original signatures for all purposes under this Agreement.

Section 13.12 Publicity. Buyer and Sellers will coordinate all publicity related to this Agreement and the activities contemplated hereunder and no party will issue any press release, publicity statement, or other written public notice relating thereto without the prior consent of the other. Without limiting the foregoing, the parties agree to provide to the general media within ten (10) days of the execution of this Agreement, a press release approved by Buyer and Sellers announcing this Agreement.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, this Asset and Equity Purchase Agreement has been duly executed and delivered by the duly authorized officers of Buyer and by each of the Sellers on the date first above written.

BUYER:

AMERICAN ADDICTION CENTERS, INC.

By:	/s/ Michael T. Cartwright
Title:	Chairman

SELLERS:

AJG SOLUTIONS, INC.

By:	/s/ Jerrod N. Menz
Title:	President

SHAREHOLDERS:

/s/ James D. Bevell, Jr.
James D. Bevell, Jr.

/s/ Michael Blackburn
Michael Blackburn

MEMBER ASSISTANCE SOLUTIONS, LLC

By:	/s/ Jerrod N. Menz
Title:	Managing Member

MEMBERS:

/s/ James D. Bevell, Jr.
James D. Bevell, Jr.

/s/ Michael Blackburn
Michael Blackburn

INDIVIDUAL SELLERS:

/s/ James D. Bevell, Jr.
James D. Bevell, Jr.

/s/ Michael Blackburn
Michael Blackburn